Exhibit 10.1

Summary Description of Compensation – Jeff Wilkinson

The following sets forth a summary of the compensation provided for Jeff Wilkinson, Executive Vice President and Chief Financial Officer of Texas United Bancshares, Inc. (the “Company”). Mr. Wilkinson’s employment arrangement as Executive Vice President and Chief Financial Officer with the Company is on at at-will basis. Mr. Wilkinson’s initial base annual salary is $175,000. Beginning as of January 1, 2006, Mr. Wilkinson’s base annual salary will be increased to approximately $200,000. Mr. Wilkinson will be eligible to receive annual incentive bonuses based upon Company performance at the discretion of the Board of Directors of the Company and available to other executive officers in similar positions with the Company.

The Company has agreed to grant Mr. Wilkinson 3,000 shares of restricted stock pursuant to the Company’s 2004 Stock Incentive Plan 90 days after Mr. Wilkinson’s start date of July 5, 2005. The vesting of such shares of restricted stock will be contingent upon Mr. Wilkinson’s continued employment with the Company for a period of five years.

Mr. Wilkinson is also eligible to receive vacation, paid time off, free account services and other employee benefits generally available to other executive officers in similar positions with the Company, including medical and dental coverage and participation in the Company’s 401(k), Flex, Vision, Long Term Disability, Tuition Reimbursement, Optional Life Insurance and 529 College Savings Plans and other similar arrangements. In addition, the Company has agreed to reimburse Mr. Wilkinson for life insurance and COBRA expenses up to $300 per month through November 1, 2005. The Company has also agreed to reimburse Mr. Wilkinson for certain expenses incurred in his relocation to Texas.

In addition to the compensation arrangements described above, the Company has agreed to enter into an employment and change in control agreement with Mr. Wilkinson pursuant to which Mr. Wilkinson will receive payment of two years base salary and bonus based on his prior two-year average upon a change in control of the Company and payment of one year base salary upon termination by the Company without cause.